ASSET PURCHASE AGREEMENT

among:

WFS Services, Inc.

a Delaware Corporation,

Deborah Shapiro,

a Shareholder,

Ann Newman,

a Shareholder,

Michael Newman,

a Shareholder,

and

Medical Transcription Billing, Corp.,

a Delaware corporation

Dated on July 1 , 2016

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Asset Purchase Agreement, MTBC & WFS	-ii-

2.17	Authority; Binding Nature of Agreements	17
2.18	Non-Contravention; Consents	17
2.19	Brokers	18
2.20	Full Disclosure	18

3.	Representations and Warranties of the Purchaser	18
3.1	Representations and Warranties of the Purchaser	18
3.2	No Knowledge of Inaccuracy of Seller’s Representations and Warranties	19
3.3	Authority; Binding Nature Of Agreements	20
3.4	Non-Contravention	20

4.	Indemnification, Etc.	20
4.1	Survival of Representations and Covenants	20
4.2	Indemnification By the Seller and Shareholders	21
4.3	Indemnification By The Purchaser	22
4.4	Conditions of Indemnification	23

5.	Certain Post-Closing Covenants	23
5.1	Further Actions	23
5.2	Confidentiality; Publicity	24
5.3	Employees	24
5.4	Accounts Receivable	24
5.5	Non-Solicitation	24
5.6	Change of Name	25

6.	Miscellaneous Provisions	25
6.1	Further Assurances	25
6.2	Sole Representations and Warranties	25
6.3	Fees and Expenses	25
6.4	Notices	25
6.5	Headings	26
6.6	Counterparts	26
6.7	Unattached Exhibits	26
6.8	Remedies Cumulative; Specific Performance	27
6.9	Waiver	27
6.10	Amendments	27
6.11	Severability	27
6.12	Entire Agreement	27
6.13	Knowledge	28
6.14	Construction	28
6.15	Choice	28

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into on July 1, 2016, by and among: WFS Services, Inc., a Delaware Corporation (the “Seller”), Deborah Shapiro, [ Ann Newman ] and [ Michael Newman ] (the “Shareholders”), and Medical Transcription Billing, Corp., a Delaware Corporation (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit “A”.

Recitals

Whereas, the Purchaser desires to purchase the assets of the Seller, which is engaged in the business of providing Billing Services (“Business”).

Whereas, Seller wishes to provide for the sale of substantially all of the assets of the Seller, to the Purchaser on the terms set forth in this Agreement.

Now Therefore, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Sale of Assets; Related Transactions.

1.1 Purchase and Sale of the Purchased Assets. As of the Closing Date, and on the terms and subject to the fulfillment of the conditions of this Agreement, the Seller agrees to sell, assign and transfer all rights, title and interest in and to certain tangible and intangible assets of the Seller to the Purchaser, and the Purchaser agrees to purchase from the Seller the Purchased Assets, free and clear of all Encumbrances. The Purchased Assets consist of: (a) all of the Seller’s rights and remedies, as of and from the Closing Date, concerning each Billing Agreement listed on Exhibit “A”; (b) all goodwill of Seller related to the Billing Agreements and other Purchased Assets; (c) all software programs and/or applications owned by Seller (including any associated licenses which are assignable); (d) any other assets that are owned by Seller that are needed for the conduct of the business of the Seller, provided that the Purchased Assets shall not include any Excluded Assets; (e) all Intellectual Property of Seller, including such right, title and interest in and to the name “WFS Services” as Seller possesses;

(b) Excluded Assets. The Purchased Assets shall not include any property listed on Exhibit “B”.

Asset Purchase Agreement, MTBC & WFS

1.2 Purchase Price.

(a) The total purchase price (the “Purchase Price”) shall be as follows: (i) ONE HUNDRED AND EIGHTY THOUSAND DOLLARS ($180,000), paid in 36 consecutive monthly payments of FIVE THOUSAND DOLLARS ($5,000) with the first payment due within 30 days of the Closing Date (the “Base Consideration”); and (b) FIFTY PERCENT (50%) of the positive quarterly Adjusted EBITDA of the WFS division for 12 consecutive quarters beginning on the earlier of 90 days after the start of the first Geisinger contract under the newly signed Master Services Agreement or 180 days after Closing Date (the “Post-Closing Quarters”), with the first payment due 30 days after the close of the first full Post-Closing Quarter and each subsequent quarterly payment likewise due within 30 days after the end of the respective quarter (the “EBITDA Payment”).

(b) For avoidance of doubt, in the event that the Adjusted EBITDA of the WFS Division is negative during a Post-Closing Quarter, Buyer shall not be entitled to any reimbursement from Seller relative to the Adjusted EBITDA loss during said Post-Closing Quarter, nor shall Buyer make an EBITDA Payment to Seller during said Post-Closing Quarter.

(c) In the event that the combined annualized revenues of the Clients in good standing decrease to less than ONE MILLION, THREE HUNDRED THOUSAND ($1,300,000) ( “Material Adverse Change”), the balance of the Base Consideration shall be adjusted proportionate to the reduction in the annualized revenues of the Seller since the Closing Date. Notwithstanding the foregoing, Seller shall continue to have a right to receive, and Buyer shall have the obligation to pay, the quarterly EBITDA Payments as set forth in section 1.2(b) above without a proportionate reduction.

(d) Except as otherwise provided herein:

(i) Seller will be solely responsible for all expenses that accrue relative to the Business and Purchased Assets though 11:59 P.M. Eastern Time on the Closing Date;

(e) Any Adjustments may be adjusted directly between the Parties at any such time as mutually agreed upon by the Parties.

(f) Seller has a total outstanding financial liability of $58,172.78 associated with the Purchase Power line and postage advance made by Toyota Motor Corporation. (“Outstanding Liability”) Seller agrees to pay Buyer an amount equal to the Outstanding Liability within 180 days of Closing and, without otherwise limiting its rights and remedies under this Agreement, Buyer reserves the right to offset the entirety of the Base Payments and EBITDA Payment until the Outstanding Obligation is fully recouped.

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1.3 Reporting. Seller and its agents shall have the right to review, copy and audit the Purchaser’s relevant financial and Client records from time to time to the extent reasonably required to enable Seller to determine if the true-up for customer retention and Adjusted EBITDA are being calculated and paid as provided in this Agreement. Each party shall bear its own costs and expenses as it relates to any such review or audit.

1.4 Closing.

(a) The closing of the sale of the Purchased Assets to the Purchaser (the “Closing”) shall be effective on July 1, 2016 at 12:01 AM EDT or such other date and time as mutually agreed upon by the parties;

(b) At the Closing (or the first business day immediately following the same if the Closing Date is a weekend or National holiday) or a date to be mutually decided upon:

(i) The Seller shall execute and deliver to the Purchaser such bills of sale (in the form attached as Exhibit “C”), endorsements, and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to convey, transfer and deliver to the Purchaser good and valid title to the Purchased Assets free of any Encumbrances;

(ii) The Purchaser shall execute and deliver to the Seller the Assumption Agreement (in the form attached as Exhibit “D”);

(iii) Seller shall deliver to Purchaser possession and custody of all medical, business, contractual and financial records (“Records”) in Seller’s possession for the Seller’s Former Clients and for Closing Date Clients, and Purchaser shall maintain such records in compliance with all applicable laws and the Seller’s Billing Agreements. During the Term of this Agreement Seller shall have access at all reasonable times, upon reasonable advance notice and agreement of the parties, to such Records.

2. Representations and Warranties of the Seller and Shareholders.

The Seller and Shareholders represent, jointly and severally, and warrant to the Purchaser as follows:

2.1 Entity Representations and Warranties.

(a) Organization and Existence of the Seller. The Seller is a corporation organized and validly existing under the Laws of Delaware.

(b) Entity Power and Capacity. The Seller and Shareholders have the entity power, authority and capacity to own or lease its assets, including the Purchased Assets, and to carry on the Business as now being conducted by it.

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(c) Validity of Agreement.

(i) The Seller and Shareholders have all necessary entity power, authority and capacity to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(ii) The execution, delivery and performance by the Seller and Shareholders of this Agreement and the consummation of the Transactions have been duly authorized by all necessary entity action on the part of the Seller and Shareholder’s execution of this Agreement constituting sufficient evidence thereof.

(iii) This Agreement and any other agreements entered into pursuant to this Agreement to which the Seller and/or Shareholders are a party constitute or will constitute legal, valid and binding obligations of the Seller and Shareholders enforceable against the Seller and Shareholders in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d) Authorizations. There is no requirement for the Seller or Shareholders to make any filing with, give any notice to or obtain any consent or Authorization from any Governmental Agency as a condition to the lawful consummation of the Transactions.

(e) No Violation. The execution and delivery of this Agreement by the Seller and the Shareholders, the consummation of the Transactions, and the fulfillment by the Seller and Shareholders of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(i) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Seller under:

A. any Law;

B. any judgment, order, writ, injunction or decree of any Governmental Agency having jurisdiction over the Seller;

C. the constating documents or any resolutions of the Seller; or

(ii) result in the creation or imposition of any Encumbrance on any of the Purchased Assets.

(f) No Other Agreements to Purchase. Except for the Purchaser’s rights pursuant to this Agreement, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other Contract or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an option, commitment, conversion right, right of exchange or other Contract for the purchase from the Seller and/or Shareholders of any of the Purchased Assets.

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2.2 Financial Statements. The Seller and Shareholders delivered to the Purchaser the following financial statements (collectively, the “Financial Statements”): (a) the balance sheets of the Seller as of December 31, 2014 and 2015, 2016 by quarter and as of the last month of 2016 prior to the Closing Date (the “Unaudited Interim Balance Sheet”), the related statements of income for the year 2014 and 2015 by quarter and for 2016 by month through the Closing Date, and the related statements of cash flows for 2014, 2015, and 2016 through the Closing Date. The Financial Statements are accurate and complete in all material respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the interim financial statements referred to in clause “(a)” of this Section 2.2 do not have notes) and present fairly in all material respects the financial position of the Seller as of the respective dates thereof and the results of operations of the Seller for the periods covered thereby.

Purchaser will have the option, at its sole expense, to create such statements internally or retain a public accounting firm to create such statements for the purpose of complying with SEC requirements and Seller will provide full cooperation and access to work papers and support materials as requested for such statement creation. Depending on the Seller’s Financial Statements, Purchaser may be required to file audited financial statements with the SEC within 74 days of closing.

Seller shall also provide Purchaser with the following on or before Closing: contracts with all Closing Date Client and suppliers, copies of invoices for each Closing Date Client for the last 6 months, along with copies of all reports sent to clients on a regular basis, any special invoicing instructions, vendor invoices and contracts, leases, personnel records for all employees being hired, and all documentation for software and systems used in the business. Subject to the mutual consent of the Parties, some of the aforementioned documents maybe provided at a later date.

2.3 Absence Of Changes. Except as set forth in Part 2.3 of the Disclosure Schedule of the Financial Statements:

(a) there has not been any material adverse change in, and no event has occurred that might have a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller;

(b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the assets of the Seller and Shareholders (whether or not covered by insurance);

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(c) the Seller and Shareholders have not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Seller and Shareholders in the Ordinary Course of Business;

(d) the Seller and Shareholders have not leased or licensed any asset from any other Person;

(e) the Seller and Shareholders have not made any capital expenditure;

(f) the Seller and Shareholders have not sold or otherwise transferred, or leased or licensed, any material asset to any other Person;

(g) the Seller and Shareholders have not written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other indebtedness;

(h) the Seller and Shareholders have not made any loan or advance to any other Person;

(i) the Seller and Shareholders have not (i) established or adopted any Seller Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

(j) no Contract by which the Seller and Shareholders or any of the assets owned or used by the Seller and Shareholders are or were bound, or under which the Seller and Shareholders have or had any rights or interest, including any Billing Agreement, have been amended or terminated and the Seller and Shareholders have no knowledge of any pending amendments or terminations contemplated by Seller’s Clients which has not been disclosed;

(k) the Seller and Shareholders have not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller and Shareholder in bona fide transactions entered into in the Ordinary Course of Business;

(l) the Seller and Shareholders have not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by the Seller and Shareholder since the date of the Unaudited Interim Balance Sheet, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(m) the Seller and Shareholders have not forgiven any debt or otherwise released or waived any right or claim;

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(n) the Seller and Shareholders have not changed any of their methods of accounting or accounting practices in any respect;

(o) the Seller and Shareholders have not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

(p) the Seller and Shareholders have not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(c)“through “(o)“above.

2.4 Title To Purchased Assets. The Seller and Shareholders own, and have good and valid title to, all of the Purchased Assets purported to be owned by it, including: all Purchased Assets identified in Section 1.1 of this Agreement; all Purchased Assets reflected on the Unaudited Interim Balance Sheet; all Purchased Assets acquired by the Seller and Shareholders since the date of the Unaudited Interim Balance Sheet; all rights of the Seller and Shareholders under Seller Contracts; and all other Purchased Assets reflected in the books and records of the Seller and Shareholders as being owned by the Seller and Shareholders. All of said Purchased Assets are owned by the Seller and Shareholders free and clear of any Encumbrances. Part 2.4 of the Disclosure Schedule identifies all of the Purchased Assets that are being leased or licensed to the Seller and Shareholders. The Purchased Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Purchaser to conduct the Business in the manner in which such business is currently being conducted.

2.5 Receivables. Part 2.5 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of the Closing Date, which, except for the Advanced Payment, are Excluded Assets.

2.6 Clients

. Part 2.6 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received during the period January 1, 2015 through the Closing Date from each Client. Except as set forth in Part 2.6 of the Disclosure Schedule, Seller and Shareholders have not received any notice or other communication (in writing or otherwise), and the Seller and Shareholders have not received any other information, indicating that any Client identified or required to be identified in Part 2.6 of the Disclosure Schedule may cease doing business with the Seller or may otherwise reduce the volume of business or the price of business transacted by such Person with the Seller below historical levels.

2.7 Intellectual Property; Privacy.

(a) Products and Services. Part 2.7(a) of the Disclosure Schedule accurately identifies and describes each Seller Product currently being designed, developed, marketed, distributed, provided, licensed, or sold by the Seller .

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(b) Registered IP. Part 2.7(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Seller Product identified in Part 2.7(b) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Seller Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Seller has provided to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c) Inbound Licenses. Part 2.7(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (i) agreements between the Seller and its employees in the Seller’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any Seller Product and that is not otherwise material to the Seller’s business); and (b) whether the licenses or rights granted to Seller in each such Contract are exclusive or non-exclusive.

(d) Outbound Licenses. Part 2.7(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP. The Seller is not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.

(e) Royalty Obligations. Part 2.7(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Seller to any Person (other than sales commissions paid to employees according to the Seller’s standard commissions plan) upon or for the sale, or distribution of any Seller Product or the use of any Seller IP.

(f) Ownership Free and Clear. The Seller exclusively owns all right, title, and interest to and in the Seller IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.7(f) of the Disclosure Schedule).

(g) Protection of Proprietary Information. The Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Seller or any Seller Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Seller has been disclosed or licensed to any escrow agent or other Person.

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(h) Sufficiency. The Seller owns or otherwise has, and after the Closing the Purchaser will have, all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted.

(i) Harmful Code. To the best of Seller’s actual knowledge(“Seller’s Knowledge”) the Seller Products do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” or any other devices that could disrupt or interfere with the operation of the Seller Products or equipment upon which the Seller Products operate.

(j) Valid and Enforceable; No Infringement. All Seller IP is valid, subsisting, and enforceable. To the best of the Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. Part 2.7(g) of the Disclosure Schedule accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any representative of the Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(k) No Infringement of Third Party IP Rights. To Seller’s Knowledge, (i) the Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition; (ii) no Seller Product, and no method or process used or incorporated in any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person; and (iii)there is no legitimate basis for a claim that the Seller or any Seller Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Seller Product, or any method or process used or incorporated in any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, and no such claim is pending or, to the best of the Seller’s Knowledge, threatened against the Seller. The Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller, any of their employees or agents, or any Seller Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person.

2.8 Contracts.

(a) Part 2.8(a) of the Disclosure Schedule identifies each Billing Agreement and each other Seller Contract. The Seller has delivered to the Purchaser accurate and complete copies of all written Seller Contracts identified in Part 2.8(a) of the Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

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(b) Except as set forth in Part 2.8(b) of the Disclosure Schedule, to Seller’s knowledge: (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential termination, violation or breach of, or default under, or intention to reduce or limit the scope of services or reduce the volume of the business under any Seller Contract; and (iv) the Seller has not waived any right under any Seller Contract.

(c) Except as set forth in Part 2.8(d) of the Disclosure Schedule, the Seller has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Seller has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

(d) To Seller’s knowledge, the performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(e) No Person is renegotiating, any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.

(f) Except as set forth in Part 2.8(g) of the Disclosure Schedule, to Seller’s Knowledge there is no basis upon which any party to any Seller Contract may object to (i) the assignment to the Purchaser of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract.

(g) To Seller’s knowledge, the Assumed Contracts included in Part 2.8(h) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted.

(h) The Seller has provided Purchaser with complete copies of all written Billing Agreements, including any and all addenda thereto, with the Closing Date Clients, which are freely assignable to Purchaser without the need to obtain any approval or consents from Clients or other parties.

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2.9 Liabilities.

(a) Except as set forth in Part 2.9(a) of the Disclosure Schedule, the Seller has no Liabilities, except for: (i) liabilities identified as such in the “liabilities” columns of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; and (iii) obligations under the Contracts listed in Part 2.9(a) of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

(b) The Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

2.10 Compliance with Legal Requirements.

(a) Except as set forth in Part 2.10(a) of the Disclosure Schedule: (a) the Seller is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) the Seller has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Legal Requirement which has not been disclosed; and (d) the Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, (d) to the best knowledge of Seller, none of Seller’s Clients are currently subject to or have received notice concerning an impending claim, audit or review by a governmental or commercial payor, and the Seller and Shareholders have delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which or the Seller has possession that addresses or otherwise relates to the compliance of the Seller with, or the applicability to the Seller of, any Legal Requirement.

(b) None of the Seller, any officer, director, manager, member or Sole Member or, to the Seller’s Knowledge, any agent, employee or independent contractor of the Seller has submitted any claims for reimbursement that are in violation of, nor has engaged in any activity that is in violation of, the federal Medicare or federal or state Medicaid statutes, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), Section 14 of Public Law 100-93, the anti-fraud and related provisions of HIPAA, or related regulations or other related or similar federal or state laws and regulations (collectively, “Health Care Program Laws”), including, without limitation, the following:

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(i) making or causing to be made a false statement or representation in any application for any benefit or payment;

(ii) making or causing to be made a false statement or representation for use in determining rights to any benefit or payment;

(iii) soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program, or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iv) offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such Person (A) to refer an individual to a person for the furnishing or arranging of any item or service for which payment may be made in whole or in part under a Federal Health Care Program, or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program; or

(v) any other activity that violates any state or federal Legal Requirements, Permit requirements or Payor contractual obligations, if any, relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(c) The Seller (i) is, and has at all times been, in all material respects in compliance with HIPAA and Subtitle D of the Health Information Technology for Economic and Clinical Health Act (including all rules and regulations thereunder) (the “HITECH Act”) and comparable state privacy and data security laws and regulations applicable to the Seller; and (ii)the Seller has used and disclosed, and uses and discloses, Protected Health Information (as defined in 45 C.F.R. § 160.103) (i) to the extent applicable, in accordance with any limitations set forth in its customer or Payor agreements; and (ii) to perform functions, activities or services in accordance with the limitations set forth in HIPAA, the HITECH Act, and applicable state privacy and data security laws and regulations (to the extent not preempted by federal law). The Seller has not received, at any time, any written notice from any Governmental Body or any other Person regarding any actual or suspected violation of, or failure to comply with, HIPAA, the HITECH Act or applicable state privacy and data security laws and regulations. To Seller’s Knowledge no breach has occurred with respect to any unsecured Protected Health Information maintained by the Seller that is subject to the notification requirements of 45 C.F.R. part 164, Subpart D, and no information security or privacy breach event has occurred that would require notification under any comparable state laws applicable to the Seller. With regard to compliance with HIPAA, the HITECH Act, or applicable state privacy and data security laws and regulations, to Seller’s Knowledge the Seller has no obligation to undertake, or to bear all or any portion of the cost of, any mitigation, notifications or any remedial, corrective or response action of any nature. To Seller’s Knowledge the Seller Products comply with HIPAA, the HITECH Act and applicable state privacy and data security laws and regulations.

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2.11 Governmental Authorizations. Part 2.11 of the Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller; and (b) each other Governmental Authorization that, to Seller’s Knowledge is held by any employee of the Seller and relates to or is useful in connection with the business of the Seller. The Seller has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.11 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.11 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.11 of the Disclosure Schedule, to Seller’s Knowledge: (i) the Seller is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.11 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.11 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.11 of the Disclosure Schedule; (iii) the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.11 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. To Seller’s Knowledge the Governmental Authorizations identified in Part 2.11 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct its business in the manner in which such business is currently being conducted, and (ii) to permit the Seller to own and use its assets in the manner in which they are currently owned and used.

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2.12 Tax Matters.

(a) The Seller has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Legal Requirements. Except as set forth in Part 2.12(a) of the Disclosure Schedule, (i) all Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid, and (ii) the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Seller.

(b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Seller does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Proceedings are pending or being conducted with respect to the Seller. The Seller has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Seller.

(d) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

2.13 Employee and Labor Matters.

(a) Part 2.13(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Seller (including any employee of the Seller who is on a leave of absence or on layoff status):

(i) the name of such employee and the date as of which such employee was originally hired by the Seller;

(ii) such employee’s title, and a description of such employee’s duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller with respect to services performed in 2015;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) each Seller Employee Plan in which such employee participates or is eligible to participate; and

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(vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Seller’s business.

(b) To Seller’s knowledge, the employment of each of the Seller’s employees is terminable by the Seller at will. The Seller has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Seller.

(c) Part 2.13(c) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Seller (exclusive of attorneys, accountants, insurance agents and other professionals who have provided services to Seller):

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the Seller;

(ii) a description of such independent contractor duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Seller with respect to services performed in 2015 and for the period of 2016 prior to the Closing Date;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Seller’s business.

(d) Except as set forth in Part 2.13(d) of the Disclosure Schedule, the Seller is not a party to or bound by, and the Seller has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(e) To Seller’s Knowledge and understanding none of the current or former independent contractors of the Seller could be reclassified as an employee. The Seller has never had any temporary or leased employees. No independent contractor of the Seller is eligible to participate in any Seller Employee Plan.

2.14 Insurance. Seller maintains insurance policies of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. No insurer under any such insurance policy has canceled or generally disclaimed Liability under any such policy and no notice of cancellation or termination has been received. Part 2.14 of the Disclosure Schedule accurately sets forth, with respect to each such insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Seller: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy or any predecessor insurance policy.

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2.15 Certain Payments, Etc. The Seller has not, and, to Seller’s Knowledge, no officer, employee, agent or other Person associated with or acting for or on behalf of the Seller has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)“through “(e)“above.

2.16 Proceedings; Orders. Except as set forth in Part 2.16 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened in writing during the 12 months preceding the date of this Agreement to commence any Proceeding: (i) that involves the Seller or that otherwise relates to or might affect the business of the Seller or any of the Purchased Assets (whether or not the Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.16 of the Disclosure Schedule, to Seller’s Knowledge no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 2.16 of the Disclosure Schedule, no Proceeding has been commenced by or against the Seller during the 12 months preceding the date of this Agreement, and the Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller has access) that relate to the Proceedings identified in Part 2.16 of the Disclosure Schedule. There is no Order to which the Seller or any of the assets owned or used by the Seller, is subject. No employee of the Seller is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice relating to the business of the Seller. There is no proposed Order that, if issued or otherwise put into effect, (i) may have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller or on the ability of Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

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2.17 Authority; Binding Nature of Agreements.

(a) The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and Shareholders certify that as Shareholders of Seller they hereby authorizes the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms.

(b) The Shareholders have the absolute and unrestricted right, power and capacity to enter into and to perform their obligations under each of the Transactional Agreements to which they are or may become a party. This Agreement constitutes the legal, valid and binding obligation of the Shareholders enforceable against the Shareholders and Seller in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Shareholders and Seller are a party will constitute the legal, valid and binding obligation of the Shareholders and will be enforceable against the Shareholders and Seller in accordance with its terms.

2.18 Non-Contravention; Consents. Except as set forth in Part 2.18 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements by Shareholders and the Seller, nor the consummation or performance by the Seller and Shareholders of any of the Transactions, or the sale and assignment of the Purchased Assets to Purchaser, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, the certificate of formation, operating agreement or other organizational documents of Seller;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the assets of the Seller, is subject;

(c) cause any of the Purchased Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

(d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Purchased Assets or is held by the Seller or any employee of the Seller;

(e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of Seller’s Contracts;

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(f) give any Person the right to (i) declare a default or exercise any remedy under any of Seller’s Contracts, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any such Contract; or

(g) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

Except as set forth in Part 2.18 of the Disclosure Schedule, neither the Seller nor the Sole Member will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.19 Brokers. Purchaser has retained G.R. Capital Management Inc. (Glenn Cunningham) as the “retained broker” and Purchaser shall be liable for brokerage fees due to same. Seller and Shareholders represents that they have not engaged any broker in respect of the Transactions. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims, demands, causes of action, debts or liabilities arising out of or on account of a claim by any other broker, finder, investment banker or agent that he, she or it is entitled to a commission or fees as a result of being retained or used by the other party.

2.20 Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of any material fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not materially misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of the Purchaser’s Representatives by or on behalf of Seller or by any Representative of the Seller is accurate and complete in all material respects.

3. Representations and Warranties of the Purchaser.

The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

3.1 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Seller and Shareholders as of the date of this Agreement as follows:

(a) Incorporation and Existence of the Purchaser. The Purchaser is a corporation duly formed and validly existing under the Laws of State of Delaware.

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(b) Validity of Agreement.

(i) The Purchaser has all necessary corporate power to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(ii) The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser.

(iii) This Agreement and any other agreements entered into pursuant to this Agreement to which the Purchaser is a party constitute or will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c) Authorizations. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any consent or Authorization from any Governmental Agency or any other Third Party as a condition to the lawful consummation of the Transactions.

(d) No Violation. The execution and delivery of this Agreement by the Purchaser, the consummation of the Transactions and the fulfillment by the Purchaser of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Purchaser under:

(i) any Law;

(ii) any judgment, order, writ, injunction or decree of any Governmental Agency having jurisdiction over the Purchaser;

(iii) the constating documents or any resolutions of the board of directors or Sole Owner of the Purchaser; or

(iv) the provisions of any Contract to which the Purchaser is a party or by which it is, or any of its properties or assets are, bound.

3.2 No Knowledge of Inaccuracy of Seller’s Representations and Warranties. The Purchaser does not have any knowledge that any of the representations or warranties of the Seller as set forth in this Agreement is in any way inaccurate or untrue. Notwithstanding anything in the Transactional Agreements to the contrary, Purchaser shall not have a right to indemnification, payment of any losses, or other remedies based on any representations, warranties, covenants or agreements set forth in any Transactional Document if Purchaser has actual knowledge of facts prior to the Closing Date that would make such representation, warranty, covenant or agreement untrue or inaccurate.

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3.3 Authority; Binding Nature Of Agreements. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or may become a party, and the execution, delivery and performance of the Transactional Agreements by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Upon the execution and delivery of the Transactional Agreements at the Closing, the Transactional Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

3.4 Non-Contravention. Neither the execution and delivery by Purchaser of any of the Transactional Agreements nor the consummation or performance by the Purchaser of the Transactions will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of, the certificate of incorporation or by-laws of Purchaser; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject; or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which the Purchaser is a party.

4. Indemnification, Etc.

4.1 Survival of Representations and Covenants. Subject to the limitations and other provisions of this Agreement, the representations, warranties, and covenants contained herein, except for those contained in Sections 2.17 and 3.2, shall survive the Closing and shall remain in full force and effect for a period of 2 years subsequent to the Closing Date. The covenants and agreements contained in Sections 2.17 and 3.2 herein shall survive the Closing and shall remain in full force and effect through the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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4.2 Indemnification By the Seller and Shareholders.

(a) The Seller and Shareholders, in proportion to their ownership share, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are proximately suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any of the representations or warranties of Seller or Shareholders contained in this Agreement, the other Transactional Agreements, or instrument delivered by or on behalf of Seller or Shareholders pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Shareholders pursuant to this Agreement, the other Transactional Agreements or any certificate or instrument delivered by or on behalf of Seller or Shareholders pursuant to this Agreement;

(iii) any Excluded Asset or any Liability of the Seller or Shareholders or of any Related Party, other than the Assumed Liabilities and the Transitional Costs; or

(iv) any claim or Proceeding against the Purchaser or any other Indemnitee by any Person based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or Shareholders or any of its Affiliates conducted, existing or arising on or prior to the Closing Date, other than the Assumed Liabilities and the Transitional Costs.

(b) Subject to Section 4.2(c), Seller or Shareholders shall not be required to make any indemnification payment pursuant to Sections 4.2(a)(i) or 4.2(a)(ii) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $5,000. If the total amount of Damages exceeds $5,000, the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of Damages.

(c) Notwithstanding the foregoing, or any other clause in this agreement, the Seller and Shareholders’ maximum liability under this agreement for indemnification or otherwise will be the amount actually paid by Purchaser to Seller, except for claims relating to unpaid worker’s compensation premium, unpaid unemployment insurance premium payments, pre-Closing accrued personnel costs, amounts due and owing governmental entities.

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4.3 Indemnification By The Purchaser.

(a) The Purchaser shall hold harmless and indemnify the Seller and Shareholders from and against, and shall compensate and reimburse the Seller for, any Damages that are proximately suffered or incurred by the Seller or Shareholders or to which the Seller or Shareholders may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any of the representations or warranties of the Purchaser contained in this Agreement, the other Transactional Agreements or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement, the other Transactional Agreements or any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement;

(iii) any claim or Proceeding against the Seller or Shareholders by any Person based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Purchaser or any of its Affiliates conducted, existing or arising after the Closing Date;

(iv) Purchaser’s use of Seller’s Medicare or Medicaid Provider or submitter numbers after the Closing Date to submit claims for services provided by Seller after the Closing Date; or

(v) any failure on the part of the Purchaser to perform and discharge the Assumed Liabilities and the Transitional Costs on a timely basis.

(b) Subject to Section 4.3(c), and except for the obligations specified in Section 4.3(a)(v), the Purchaser shall not be required to make any indemnification payment pursuant to Section 4.3(a) for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by the Seller, or to which the Seller has otherwise become subject, exceeds $5,000 in the aggregate. If the total amount of such Damages exceeds $5,000 in the aggregate, the Seller shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages that exceeds $5,000.

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4.4 Conditions of Indemnification

The obligations and liabilities of the Purchaser and Seller under Section 4.2 and 4.3, respectively, shall be subject to the terms and conditions set forth on Exhibit “H”.

5. Certain Post-Closing Covenants.

5.1 Further Actions. From and after the Closing Date, the Seller and Shareholders shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Purchased Assets. The Seller and Shareholders: hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller and Shareholders, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Purchased Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Purchased Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller. Without limiting the generality of the foregoing, if a Client remits any payment to Seller (a) in the amount of Purchaser’s invoice, or (b) made payable to Purchaser for a post-Closing Date invopice, or (c) in an amount in excess of Seller’s accounts receivable relative to said Client, then Seller shall promptly remit the balance of same to Purchaser. Seller has the right to pursue pre-Closing AR and will reasonably coordinate with purchaser in good faith in order to preserve the Client relationship. Seller and Shareholders recognizes and acknowledges that it had in the past, currently has, and in the future may have, access to certain confidential information of the Seller and the Purchaser regarding the Business and process that are valuable, special and unique assets of Seller and Purchaser. Seller and Shareholders agrees that it will not disclose such confidential information to any person for any purpose or reason whatsoever, unless (i) such information becomes known to the public generally through no fault of the Seller or (ii) disclosure is required by law or the order of any Government Body under color law; provided that prior to disclosing any information pursuant to this clause (ii); provided that Seller shall give prior written notice thereof to the Purchaser and provide the Purchaser with the opportunity to contest such disclosure. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Seller from disclosing information to legal counsel or accountants. Because of the difficulty of measuring economic losses as a result of the breach of the covenants in this Section 5.2, and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, Seller and Shareholders agrees that, in the event of a breach by it of the foregoing covenants, the covenant may be enforced against the Purchaser by injunction and restraining order, without the necessity of posting a bond.

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(b) Seller shall ensure that, on and at all times after the Closing Date no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of Seller without the Purchaser’s prior written consent.

5.2 Employees.

(a) From and after the Closing Date, Seller and Shareholder shall employ their best efforts to assist MTBC in the development to guide the implementation of a smooth and complete transfer of the operations and customer relationships to Purchaser. The transition will address such issues as, including, but not limited to the following: migration of all data that has not yet been transferred, the transfer of critical business and Client information, Seller’s arranging of visits with each Clients, a coordinated plan for appropriately handling Client communications that come to Seller, obtaining confirmations as needed regarding the respective Client billing arrangements in the form of a one page consent mutually agreed upon by both Parties, etc. Seller and Shareholder will in good faith affirmatively support reasonable efforts to maximize Client retention and refrain from acts or omissions that harm the Business or reduce the likelihood of retention.

(b) Absent a Material Adverse Change to the Business, Purchaser shall pay to Deborah Shapiro her current rate of pay for three (3) months from the date of closing as compensation for assisting in the transition (“Compensation”).

5.3 Accounts Receivable. Promptly after the Closing, Seller shall deliver to Purchaser an updated schedule listing an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of the Closing Date.

5.4 Non-Solicitation.

(a) For a period from the Closing until the third (3rd) anniversary of the Closing Date, Seller and Shareholders shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business or that otherwise competes with the Business (a “Restricted Business”).

(b) For a period from the Closing to the third (3rd) anniversary of the Closing Date, Seller and Shareholders shall not: (i) cause, solicit, induce or encourage any Current Employee(s) of any Seller who are or become employees of Purchaser or any Affiliate of Purchaser to leave such employment or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former customer of a Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship with the Purchaser.

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(c) Seller and Shareholders acknowledge that the restrictive period contained in Section 5.5(a) and (b) is reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of Section 5.5(a) and (b) be enforceable to the fullest extent permissible under the legal requirements and public policies applied in each jurisdiction in which enforcement is sought. Seller and Shareholders specifically agree that, in the event of a breach or threatened breach of Section 5.5(a) and (b), the Purchaser would suffer irreparable injury and damages at law would be an insufficient remedy, and the Purchaser shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

5.6 Change of Name. Immediately after the Closing, the Seller shall change its name to a name that is reasonably satisfactory to Purchaser and Seller.

6. Miscellaneous Provisions.

6.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

6.2 Sole Representations and Warranties. The Parties make no representations or warranties of any kind or nature, express or implied, at law or in equity, except as expressly set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement. Each Party hereby expressly negates and disclaims, and will not be liable for, any and all representations or warranties which may have been made or alleged to have been made in any other document or instrument or in any statement or information made or communicated to any other Party in any manner that is not expressly set forth in this Agreement or any a certificate executed and delivered pursuant to this Agreement.

6.3 Fees and Expenses. Each party shall be responsible for their respective fees and expenses incurred in connection with the Transactions.

6.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

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if to the Seller or Shareholders:

WFS Services, Inc.

ATTN: Deborah Shapiro

Address: 155 Roseland Avenue, Apt 41, Caldwell, NJ 07006

Email: deshapiro777@gmail.com

With a copy to:

Law Office of Robert W. Ratish, LLC

80 Park Street

Montclair, New Jersey 07042

Email: rratish@ratishlaw.com

Facsimile: 973-415-6401

if to the Purchaser:

MTBC

7 Clyde Road

Somerset, NJ 08873

Attn: Amritpal Deol

Facsimile: 732-964-9036

6.5 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Exchange of a signed emailed or facsimile copy of the Agreement shall be deemed sufficient for the purposes of binding the parties to its constituents.

6.7 Unattached Exhibits. The parties acknowledge that certain exhibits and schedules to this Agreement to be prepared by Seller or Purchaser have not been prepared or are incomplete at the time of execution of this Agreement. Seller and Purchaser shall proceed with diligence and in good faith to prepare said exhibits and schedules and shall present same to the other party for its review and approval. All exhibits and schedules so approved shall be initialed and dated by each party and attached to this Agreement prior to the Closing.

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6.8 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative) and Seller agrees that: (a) in the event of any Breach or threatened Breach by Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

6.9 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

6.11 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.12 Entire Agreement.

The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

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6.13 Knowledge. For purposes of this Agreement, a Person shall be deemed to have “knowledge” of a particular fact or other matter if any Representative of such Person has knowledge of such fact or other matter.

6.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

6.15 Choice of Law and Venue. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New Jersey, with the exception of its conflict of laws rules. Any action to enforce the provisions of this Agreement or arising under or by reason of this Agreement shall be brought exclusively in the courts of the State of New Jersey, with venue in the County of Somerset, and/or the United States District Court for the District of New Jersey.

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The parties to this Agreement have caused this Agreement to be executed and delivered as of July 1, 2016.

WFS Services , Inc.
a Delaware corporation

By:
President and CEO

Shareholder
Deborah Shapiro

By:
DeborahShapiro

Shareholder
Ann Newman

By:

Shareholder
Michael Newman

By:

Medical Transcription Billing, Corp., a Delaware corporation

By:
Name:
Title:

Asset Purchase Agreement, MTBC & WFS	29

EXHIBITS

Exhibit “A” Definitions

Exhibit “B” Excluded Assets

Exhibit “C” Bill of Sale

Exhibit “D” Assumption Agreement

Exhibit “E” Closing Date Clients

Exhibit “F” Billing Agreements

Exhibit “G” Accounts Receivable

Exhibit “H” Indemnity Provisions

Exhibit “I” Retained Employees

Exhibit “J” Transitional Cost

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit “A”):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of the Seller (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller.

Adjusted EBITDA. “Adjusted EBITDA” means payments earned, recognized and received by Purchaser from Clients less all expenses incurred by Purchaser related to servicing those Clients, including salaries, benefits, contractors, office expenses, third party software and services, all other direct expenses Purchaser deems necessary to provide services to those Clients, plus a reasonable allocation for corporate services directly associated with the business being acquired.

Adjustment. “Adjustment” shall mean indemnification under Section 4 of this agreement and such expense reimbursements or reconciliation as are set forth in this Agreement.

Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit “A” is attached (including the Disclosure Schedule), as it may be amended from time to time.

Assumed Contracts. “Assumed Contracts” shall mean all Billing Agreements and all other Seller Contracts listed on Part 2.8 of the Disclosure Schedule unless identified as an Excluded Asset on Exhibit “G”.

Assumed Liabilities. “Assumed Liabilities” shall mean all obligations that accrue from and after the Closing relative to the Purchased Assets inclusive of the Assumed Contracts.

Best Efforts. “Best Efforts” shall mean the commercially reasonable efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Billing Agreement. “Billing Agreement” shall mean each Contract pursuant to which the Seller provides Billing Services to its Clients.

Billing Services. “Billing Services” shall mean any and all actions relating to the management of a third-party’s revenue cycle, including, without limitation, enrollment, credentialing, claims submission, claims follow-up, statement and invoice printing and mailing, collections, eligibility verification, patient billing, revenue cycle analysis and consultation, together with the provision of related practice management services or products including, without limitation, electronic medical record software, office scheduling software, transcription services, coding services, medical collections and practice consultation as well as other billing and notification services.

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Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision,; and the term “Breach” shall be deemed to refer to any such inaccuracy, failure, claim or circumstance.

Business. “Business” shall have the meaning ascribed thereto in the recital of this Agreement.

Client. “Client” shall mean each Closing Date Client and each Pipeline Client.

Closing Date. “Closing Date” shall mean July 1, 2016 12:01 AM EDT.

Closing Date Clients. “Closing Date Clients” shall mean those Persons listed on Exhibit “E” under the heading “Closing Date Clients” to whom Seller is providing Billing Services and remain in good standing on the Closing Date.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Customer Data. “Customer Data” shall mean all data maintained by or on behalf of Seller with respect to Seller’s Clients and the patients of such Clients, including all Personal Data and health care records of such patients, and medical insurance coverage and provider information relating to such patients.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature; but shall not include consequential damages or damages that are paid by any insurance policy.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

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Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Excluded Assets. “Excluded Assets” shall mean the assets identified on Exhibit “G” (to the extent owned by the Seller on the Closing Date).

Former Clients. “Former Client” shall mean a Person (other than a Closing Date Client) to whom Seller has provided Billing Services before the Closing Date.

GAAP. “GAAP” shall mean generally accepted accounting principles, as utilized in the United States, consistently applied.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

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Hazardous Material. “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)“or “(d)“above.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)“and “(b)“above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)“and “(c)“above.

Initial Payment. “Initial Payment” shall having the meaning ascribed thereto in section 1.2 hereof.

Intellectual Property. “Intellectual Property” shall mean and include all internal billing processes, template appeals letters, algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

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Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)       such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

(b)       such action is taken in accordance with sound and prudent business practices;

(c)       such action is not required to be authorized by the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

(d)       such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Entities in the business of providing Billing Services.

Payor. “Payor” shall mean any health maintenance organization, preferred provider organization, other prepaid plan, health care service plan, or worker’s compensation or personal injury program or plan, including any Governmental Body under any Legal Requirement or any person acting on behalf of a third party payor, responsible for making payments for healthcare products or services on behalf of another Person.

Parties. “Parties” shall mean, collectively, Seller, Purchaser and Sole Member.

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Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pipeline Client. “Pipeline Client” shall mean each prospective client listed on Exhibit “E” under the heading “Pipeline Clients.”

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Purchased Assets. “Purchased Assets” shall have the meaning set forth in Section 1.1, which is entitled “Purchase and Sale of the Purchased Assets.”

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives. “Representatives” shall mean officers, directors, managers, employees, agents, attorneys, accountants and advisors.

Restricted Business. “Restricted Business” shall mean any and all business related to the types of Services Seller provided to Clients through Billing Services, Inc., and the type of products and services that Purchaser provides clients, including Billing Services , practice management, mHealth applications, Electronic Health Records, and more.

Seller Affiliate. “Seller Affiliate” shall mean any Person under common control with the Seller within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Seller Contract. “Seller Contract” shall mean any Billing Agreement and each other Contract: (a) to which the Seller is a party; (b) by which the Seller or any of its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest.

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Seller Employee. “Seller Employee” shall mean any current or former employee, independent contractor or director of the Seller or any Seller Affiliate.

Seller IP. “Seller IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Seller Products or methods or processes used or incorporated in the Seller Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Seller.

Seller IP Contract. “Seller IP Contract” shall mean any Contract to which the Seller is a party or by which the Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for the Seller.

Seller Product. “Seller Product” shall mean any product or service designed, developed, marketed, distributed, provided, licensed, or sold at any time by the Seller.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Term. “Term” shall mean the period commencing on the Closing Date and ending.

Transactional Agreements. “Transactional Agreements” shall mean this Agreement, the bill of sale, assumption agreement and the other agreements that are executed and delivered by the parties at the Closing.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Purchased Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assumption Agreement; and (iii) the performance by the Seller, and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

Transitional Costs. “Transitional Costs” shall mean all costs incurred by Seller that are identified in Exhibit “J”.

Asset Purchase Agreement, MTBC & WFS	A-7

EXHIBIT “B”

EXCLUDED ASSETS

All accounts receivable identified on Exhibit “G” hereto and accounts receivable related to revenue earned by Seller for Billing Services provided by Seller to Clients through the Closing Date.

All of Seller’s cash and cash equivalents.

All books, records, ledgers, files, documents and correspondence and lists of Seller relating to the corporate organization of Seller or Seller’s tax, accounting and financial records for all periods prior to the Closing Date, and the corporate records, taxpayer identification numbers, and books of account (including accounting records relating to the Business).

All claims, causes of action, suits and rights relating to Excluded Assets. All insurance policies and claims thereunder.

A certain 2004 Mazda vehicle owned.

Asset Purchase Agreement, MTBC & WFS	A-8

EXHIBIT “C”

BILL OF SALE

This Bill of Sale is made effective as of July 1, 2016, by and among WFS Services, Inc., (“Seller”), a Delaware corporation with its principal office situated at 1 Harmon Meadow Boulevard, Suite 101, Secaucus, NJ 07094, and (“Seller”); and Medical Transcription Billing, Corp., a Delaware corporation with its principal office situated at 7 Clyde Road, Somerset, New Jersey 08873 (“Purchaser” or “MTBC”).

WHEREAS, Seller and Purchaser are parties to a certain Asset Purchase Agreement dated July 1, 2016 (“Agreement”), pursuant to which Seller has agreed to sell, convey, transfer and assign to Purchaser, and Purchaser has agreed to purchase from Seller, the Purchased Assets (as more fully defined in the Agreement), pursuant to the terms and subject to the conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used herein have the meanings assigned to them in the Agreement. This Bill of Sale shall be governed by and construed in all respects in accordance with the laws of the State of New Jersey, without regard to any conflict of laws principles.

2.       Assignment of Purchased Assets. Pursuant to the terms and subject to the conditions of the Agreement, Seller does hereby grant, sell, assign, transfer, convey and set over to Purchaser, its successors and assigns, and Purchaser hereby purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, including all goodwill of or relating to the Purchased Assets, free and clear of all Encumbrances and Liabilities.

3.       Further Assurances. Each party to this Bill of Sale agrees to execute, acknowledge, deliver, file and record, and cause to be executed, acknowledged, delivered, filed and recorded, such further certificates, instruments, and documents and to do, and cause to be done, without further consideration, all such other acts and things, as may be required by law, or as may, in the reasonable opinion of any party hereto, be necessary or advisable to carry out the purposes of this Bill of Sale.

4.       Binding Effect; Amendments. This Bill of Sale shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. No modification, amendment or waiver of any provision of, or consent or approval required by, this Bill of Sale, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought.

Asset Purchase Agreement, MTBC & WFS	A-9

5.       Purchase Agreement Controlling. Notwithstanding any other provisions of this Bill of Sale to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, or any of the obligations, of Seller or Purchaser set forth in the Agreement. This Bill of Sale is subject to and controlled by the terms of the Agreement.

6.       Counterparts. This Bill of Sale may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Bill of Sale by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Bill of Sale.

IN WITNESS WHEREOF, each of the parties has caused this Bill of Sale to be duly executed and delivered as of the day, month and year first above written.

WFS Services, Inc.

By:

Date:	July 1, 2016

Medical Transcription Billing, Corp.

By:

Date:	July 1, 2016

The undersigned, constituting the Shareholders of Seller, in their individual capacity, hereby ratifies, approves and confirms the above Bill of Sale.

Deborah Shapiro

Asset Purchase Agreement, MTBC & WFS	A-10

EXHIBIT “D”

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (’‘Assignment Agreement’’) is made and entered into as of this July 1, 2016, by and among WFS Services Inc., (“Assignor”), a Delaware corporation with its principal office situated at 1 Harmon Meadow Boulevard, Suite 101, Secaucus, NJ 07094; and Medical Transcription Billing, Corp., a Delaware corporation with its principal office situated at 7 Clyde Road, Somerset, New Jersey 08873 (“Assignee”).

RECITALS

A. Assignor and Assignee are parties to an Asset Purchase Agreement, dated effective as of July 1, 2016 (“Purchase Agreement”), pursuant to which Assignor and Assignee have agreed to execute this Assignment Agreement.

B. Assignor is a party to certain Billing Agreements with each Client, which are more fully identified in Exhibit F, and Disclosure Part 2.8(a) of the Purchase Agreement.

C. Assignor has made various representations, warranties and covenants regarding the Billing Agreements.

D. Pursuant to the Purchase Agreement, Assignor and Assignee are entering into this Assignment Agreement whereby Assignor assigns to Assignee all of Assignor’s rights, title and interest in and to each and every Billing Agreement and each other Seller Contract listed on Disclosure Part 2.8(a) of the Purchase Agreement (collectively, the “Assumed Contracts”) and Assignee agrees to assume Assignor’s obligations under the Assumed Contracts.

E. Assignor and Assignee agree that, unless otherwise specified herein or in the Purchase Agreement, all assignments and assumptions shall be effective as of the Closing Date.

F. Assignor and Assignee agree that each capitalized word set forth herein shall have the same meaning assigned thereto in the definitions section of the Purchase Agreement, unless otherwise specified in this Assignment Agreement.

NOW THEREFORE in consideration of the mutual covenants contained in this Assignment Agreement and the Purchase Agreement and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged and conclusively established, Assignor and Assignee agree as follows:

Asset Purchase Agreement, MTBC & WFS	A-11

AGREEMENT

1. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s rights, title and interest in, to and under each and every Assumed Contract (excluding the Excluded Assets) and all of Assignor’s rights to any benefits thereunder arising from services provided by Assignee after the date of this Assignment Agreement.

2. Assignee hereby accepts the within assignment and agrees to assume, perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of each and every Assumed Contract to be performed from and after the date hereof.

3. Assignor hereby assigns, sets over and transfers to Assignee all of its rights, title and interest in and to the Purchased Assets.

4. Assignee hereby assumes each and every Assumed Contract free and clear of any and all Liabilities, Liens, Encumbrances, debts, accounts payable, Claims, demands or other contracts or obligations existing as of the Closing Date, as more fully set forth in the Asset Purchase Agreement.

5. This Assignment Agreement and the obligations of Assignor and Assignee hereunder shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

6. From time to time as the circumstances require, Assignor and Assignee shall execute such additional documents, certificates or assignments, or take such other further actions reasonably necessary to further evidence or consummate this Assignment Agreement.

7. All provisions of this Assignment Agreement are subject, in all respects, to the terms and conditions of the Purchase Agreement and all of the representations, warranties, covenants, agreements and disclaimers contained therein, all of which shall survive the execution and delivery of this Assignment Agreement.

8. This Assignment Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New Jersey, excluding its conflict of laws principles.

Asset Purchase Agreement, MTBC & WFS	A-12

IN WITNESS WHEREOF, the parties to this Assignment Agreement have duly executed it on the day and year first above written.

Medical Transcription Billing, Corp.		WFS Services, Inc.

By:		By:
Stephen Snyder
President

Asset Purchase Agreement, MTBC & WFS	A-13

EXHIBIT “E”

CLOSING DATE CLIENTS

Asset Purchase Agreement, MTBC & WFS	A-14

EXHIBIT “F”

BILLING AGREEMENTS

Asset Purchase Agreement, MTBC & WFS	A-15

EXHIBIT “G”

ACCOUNTS RECEIVABLE

The financial statements below reflect accounts receivable until June 16, 2016. Seller shall provide updated financial statements within fifteen (15) days of closing.

Asset Purchase Agreement, MTBC & WFS	A-16

EXHIBIT “H”

INDEMNITY PROVISIONS

1.	Definitions. For purposes of this Exhibit “H” only, the following definitions shall apply:

(a)	“Claim” shall mean any matter as to which an Indemnified Party is entitled to indemnification pursuant to Section 4.2 or 4.3 of this Agreement.

(b)	“Defending Party” shall mean the party to this Agreement who has the right, in the first instance, to undertake the litigation, contest, compromise or settlement of a Third Party Loss.

(c)	“Indemnified Party” shall mean any Person who is entitled to be indemnified pursuant to Section 4.2 or 4.3 of this Agreement.

(d)	“Indemnitor” shall mean any person or entity who is obligated to indemnify another Person pursuant to Section 4.2 or 4.3 of this Agreement.

(e)	“Loss” shall mean with respect to the Purchaser, the actual damage, loss, cost or expense (including attorneys’ fees and costs of investigation incurred in defending against and/or settling such damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on, or incurred by, the Purchaser, whether directly or indirectly through any such actual damage, loss, cost or expense imposed on, or incurred by, the Purchaser; provided, however, that Loss to the Purchaser shall be determined after taking into account any tax savings to the Purchaser resulting from such damage, loss, cost or expense.

(f)	“Third Party Loss” shall mean any Loss arising from a claim by, liability to, or cost or expense to be paid to, any person (“Third Party”) who is not a party to this Agreement.

2.	Conditions of Indemnification,

(a)	The obligations and liabilities pursuant to Section 4.2 or 4.3 of this Agreement, shall be subject to the following terms and conditions:

(i)	Claim Notices. The Indemnified Party shall send a written notice (the “Claim Notice”) to the Indemnitor upon the occurrence of any event or the discovery of any facts, or the commencement of any litigation or proceeding against the Indemnified Party or the Purchaser which might give rise to a Claim. Each Claim Notice shall be given as promptly as possible after the Indemnified Party has actual notice of such event, state of facts, litigation or proceeding and it appears reasonably probable that such event, state of facts, litigation or proceeding might involve matters that would give rise to a Claim against any Indemnitor. Each Claim Notice shall specify, with particularity, the nature and, to the extent ascertainable, the amount of the Claim.

Asset Purchase Agreement, MTBC & WFS	A-17

(ii)	Defense of Claims.

(1)	If there is a Claim for a Third Party Loss, then

(a)	with respect to a Third Party Loss to the Purchaser, then the Indemnitor shall have the right, acting in good faith and without delay, and using experienced and reputable counsel, to litigate or otherwise contest, compromise or settle (at such Indemnitor’s expense) such Third Party Loss; or

(b)	If the Indemnitor or the Indemnifying Party is not the Defending Party with respect to a Third Party Loss, then such party shall have the right to participate, at its own expense, in the defense of any action or proceeding brought in connection with a Third Party Loss. Any such Third Party Loss will be deemed resolved by a final decision of a court of competent jurisdiction (after all appeals have been taken or the time for taking such appeals has expired), the final decision of a board or panel of arbitrators, or a settlement agreement with the Third Party.

(b)	All disputed Claims (other than Claims based on Third Party Losses) will be resolved upon the negotiation and written agreement of the Indemnitors and the Indemnified Parties, or failing such agreement, by a final decision of a court of competent jurisdiction (after all appeals have been taken or the time for taking such appeals has expired).

(c)	Cooperation. Each Indemnified Party shall cooperate fully with the Indemnitor in connection with the litigation, contest, compromise and settlement of all Claims.

3.       Disputes. Unless Seller agrees otherwise in writing, any amounts that Purchaser asserts are subject to indemnification by the Seller or Shareholders may not be offset or netted against the quarterly payments required under Section 1.4(b) of the Agreement unless and until there is a final determination made by a court of competent jurisdiction that Purchaser is entitled to indemnity and the amount of the indemnity obligation. Any dispute concerning indemnity rights and obligations shall be resolved in accordance with the provisions of Section 6.15 of the Agreement.

Asset Purchase Agreement, MTBC & WFS	A-18

EXHIBIT “I”

RETAINED EMPLOYEES

Purchaser to provide within thirty (30) days of Closing.

Asset Purchase Agreement, MTBC & WFS	A-19

EXHIBIT “J”

TRANSITIONAL COSTS

“Transitional Costs” shall mean the following categories of expenses that accrue on or after July 1, 2016.

1.	Office Rent*	$
2.	Postage
3.	Payroll
4.	Phone
5.	All costs associated with running the business

For so long as Purchaser utilizes any of the above-referenced vendor or trade accounts, in Purchaser’s sole discretion, Purchaser shall reimburse Seller for same. The Parties shall work together to transition such accounts as Purchaser in its sole discretion decides to assume as expeditiously as reasonable.

** If Purchaser utgilizes Seller’s facility after August 1, 2016. then Purchaser shall reimburse Seller for rent payments beginning with rent due on August 1, 2016, which is for the month of August 2016, and each month thereafter until such time as Purchaser vacates the office space. Purchaser agrees to remit the rent payments to Seller no later than five (5) days prior to the end of each month.

Asset Purchase Agreement, MTBC & WFS	A-20